As filed with the Securities and Exchange Commission on April 2, 2021

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

VIRACTA THERAPEUTICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	94-3295878
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

2533 S Coast Hwy 101, Suite 210

Cardiff, California 92007

(858) 400-8470

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

2021 Equity Incentive Plan

2011 Employee Stock Purchase Plan

2016 Equity Incentive Plan

(Full title of the plan)

Ivor Royston, M.D.

President and Chief Executive Officer

Viracta Therapeutics, Inc.

2533 S Coast Hwy 101, Suite 210

Cardiff, California 92007

(858) 400-8470

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Martin J. Waters Wilson Sonsini Goodrich & Rosati Professional Corporation 12235 El Camino Real San Diego, CA 92130 (858) 350-2300	Daniel Chevallard Chief Operating Officer and Chief Financial Officer Viracta Therapeutics, Inc. 2533 S Coast Hwy 101, Suite 210 Cardiff, California 92007 (858) 400-8470

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $0.0001 par value per share, reserved for issuance pursuant to the Viracta Therapeutics, Inc. 2021 Equity Incentive Plan	3,199,999(2)	$8.70(3)	$27,839,992	$3,038
Common Stock, $0.0001 par value per share, reserved for issuance pursuant to the Viracta Therapeutics, Inc. 2011 Employee Stock Purchase Plan	51,738(4)	$7.395(5)	$382,603	$42
Common Stock, $0.0001 par value per share, reserved for issuance pursuant to options outstanding under the Viracta Subsidiary, Inc. 2016 Equity Incentive Plan	2,151,303(6)	$1.14(7)	$2,452,486	$268
TOTAL:	5,403,040		$30,675,081	$3,348

(1)

Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s common stock that become issuable under the Viracta Therapeutics, Inc. 2021 Equity Incentive Plan (the “2021 Plan”), the Viracta Therapeutics, Inc. 2011 Employee Stock Purchase Plan (the “2011 ESPP”) and the Viracta Subsidiary, Inc. 2016 Equity Incentive Plan (the “Viracta Subsidiary Plan”) by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of the Registrant’s outstanding shares of common stock.

(2)

Represents 2,954,724 shares of common stock reserved for issuance under the 2021 Plan as of the date of this Registration Statement and up to an additional 245,275 shares of common stock that may become issuable under the 2021 Plan pursuant to its terms as a result of forfeited or terminated awards under the prior 2011 Sunesis Pharmaceuticals, Inc. Equity Incentive Plan (the “2011 Plan”) or the Viracta Subsidiary Plan.

(3)

Estimated in accordance with Rule 457(c) and 457(h) solely for the purpose of calculating the total registration fee on the basis of $8.70 per share, which represents the average of the high and low prices of the Registrant’s common stock as reported on The Nasdaq Capital Market on March 26, 2021.

(4)	Represents 51,738 shares of common stock reserved for issuance pursuant to future awards as a result of the annual evergreen increase under the 2011 ESPP.
(5)

Estimated in accordance with Rule 457(h) solely for the purpose of calculating the registration fee on the basis of 85% of $8.70, which represents the average of the high and low prices of the Registrant’s common stock as reported on The Nasdaq Capital Market on March 26, 2021. Pursuant to the 2011 ESPP, the purchase price of the shares of common stock reserved for issuance thereunder will be 85% of the lower of the fair market value of the common stock on (i) the first trading day of the offering period or (ii) the exercise date.

(6)

Represents 2,151,303 shares of common stock reserved for issuance under the Viracta Subsidiary Plan, which was assumed by the Registrant. No additional awards will be made under the Viracta Subsidiary Plan.

(7)

Estimated in accordance with Rule 457(h) solely for the purpose of calculating the registration fee on the basis of $1.14, the weighted average price per share of outstanding stock option awards under the Viracta Subsidiary Plan.

EXPLANATORY NOTE

This Registration Statement on Form S-8 is filed by Viracta Therapeutics, Inc., a Delaware corporation (“Registrant”), for the purpose of registering (i) 3,199,999 shares of its common stock, $0.0001 par value (the “Common Stock”), reserved or that may become reserved for issuance to eligible employees, directors and consultants of Registrant and its affiliates under the Registrant’s 2021 Equity Incentive Plan (the “2021 Plan”), (ii) 2,151,303 shares of its Common Stock issuable under the Viracta Subsidiary, Inc. 2016 Equity Incentive Plan (the “Viracta Subsidiary Plan”), and (iii) 51,738 shares of its Common Stock issuable to eligible employees of Registrant and its affiliates under the Registrant’s 2011 Employee Stock Purchase Plan (the “ESPP”). Registrant’s Forms S-8 Registration Statements filed with the U.S. Securities and Exchange Commission (the “Commission”) on June 6, 2011 (File No. 333-174732), March 14, 2012 (File No. 333-180101), March 13, 2013 (File No. 333-187234), May 7, 2014 (File No. 333-195781), March 12, 2015 (File No. 333-202696), March 14, 2016 (File No. 333-210183), May 10, 2017 (File No. 333-217849), March 13, 2018 (File No. 333-223632), May 9, 2019 (File No. 333-231342), May 8, 2020 (File No. 333-238141) (the “Prior Forms S-8”) relating to the ESPP are each incorporated by reference herein.

On February 24, 2021, the Registrant (formerly known as “Sunesis Pharmaceuticals, Inc.”) completed its previously announced merger transaction in accordance with the terms and conditions of the Agreement and Plan of Merger and Reorganization, dated November 29, 2020 (the “Merger Agreement”), by and among the Registrant, Viracta Subsidiary, Inc. (formerly known as “Viracta Therapeutics, Inc.”) (“Viracta Subsidiary”) and Sol Merger Sub, Inc., a wholly-owned subsidiary of the Registrant (“Merger Sub”), pursuant to which Merger Sub merged with and into Viracta Subsidiary, with Viracta Subsidiary surviving the merger as a wholly-owned subsidiary of the Registrant (the “Merger”). In connection with the Merger, the Registrant assumed the Viracta Subsidiary Plan and all outstanding options granted pursuant to the Viracta Subsidiary Plan became exercisable for shares of Common Stock in accordance with the terms of the Viracta Subsidiary Plan.

PART II

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The Registrant hereby incorporates by reference into this Registration Statement the following documents previously filed with the Commission:

(1) The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020, filed with the Commission on February 24, 2021; which contains the Registrant’s audited financial statements for the latest fiscal year for which such statements have been filed;

(2) The Registrant’s Prospectus dated January 14, 2021, filed with the Commission on January 14, 2021 pursuant to Rule 424(b) under the Securities Act, relating to the Registration’s Registration Statement on Form S-4, as amended (File No.  333-251567), originally filed with the Commission on December 22, 2020 and declared effective on January 14, 2021;

(3) All other reports filed with the Commission pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since the end of the fiscal year covered by the Registrant’s Annual Report referred to in (1) above, including the Registrant’s Current Report on Form 8-K/A filed with the Commission on March 23, 2021, in each case only to the extent that the items therein are specifically stated to be “filed” rather than “furnished” for the purposes of the Exchange Act; and

(4) The description of the Registrant’s capital stock contained in the Company’s Annual Report on Form 10-K filed with the Commission on February 24, 2021.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act on or after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with the rules of the Commission shall not be deemed incorporated by reference into this Registration Statement. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

The Registrant’s amended and restated certificate of incorporation provides that to the fullest extent permitted by applicable law, the Registrant is authorized to provide indemnification of (and advancement of expenses to) directors, officers and agents of the Registrant (and any other persons to which applicable law permits the Registrant to provide indemnification) through bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise in excess of the indemnification and advancement otherwise permitted by such applicable law. If applicable law is amended after approval by the stockholders of the Registrant’s amended and restated certificate of incorporation to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director to the Registrant shall be eliminated or limited to the fullest extent permitted by applicable law as so amended.

The Registrant’s amended and restated bylaws provide that the Registrant shall indemnify its directors and officers to the extent not prohibited by the Delaware General Corporate Law (“DGCL”) or any other applicable law; provided, however, that the Registrant may modify the extent of such indemnification by individual contracts with its directors and officers; and, provided, further, that the Registrant shall not be required to indemnify any director or officer in connection with any proceeding (or part thereof) initiated by such person unless (i) such indemnification is expressly required to be made by law, (ii) the proceeding was authorized by the Registrant’s board of directors, (iii) such indemnification is provided by the Registrant, in its sole discretion, pursuant to the powers vested in the Registrant under the DGCL or any other applicable law or (iv) such indemnification is otherwise required to be made the amended and restated bylaws. The Registrant’s amended and restated bylaws also permit it to advance expenses to any director or officer who was or is a party or is threatened to be made a party to any action by reason of such status.

The rights conferred in the amended and restated certificate of incorporation and amended and restated bylaws are not exclusive, and the Registrant is authorized to enter into indemnification agreements with its directors, officers, employees, and agents and to obtain insurance to indemnify such persons.

The Registrant has entered into indemnification agreements with its directors and executive officers that provide the maximum indemnity allowed to directors and executive officers by Section 145 of the DGCL and also to provide for certain additional procedural protections, in addition to the indemnification provided for in its amended and restated certificate of incorporation and bylaws, and intends to enter into indemnification agreements with any new directors and executive officers in the future.

The Registrant has purchased and currently intends to maintain insurance on behalf of each and any person who is or was a director or officer of the Registrant against any loss arising from any claim asserted against him or her and incurred by him or her in any such capacity, subject to certain exclusions.

See also the undertakings set out in response to Item 9 herein.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Incorporated by Reference
Exhibit Number	Description	Form	File No.	Exhibit	Filing Date

4.1	Specimen Common Stock Certificate of the Registrant	10-K	000-51531	4.2	03/29/2011

10.1	Viracta Subsidiary, Inc. 2016 Equity Incentive Plan, as amended, and form agreements thereunder	S-4/A	333-251567	10.21	01/13/2021

10.2	2021 Equity Incentive Plan, and form agreements thereunder	S-4/A	333-251567	ANNEX E	01/13/2021

10.3	2011 Employee Stock Purchase Plan and form agreements thereunder	S-8	333-174732	99.2	06/06/2011

5.1*	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation

23.1*	Consent of Independent Registered Public Accounting Firm

23.2*	Consent of Independent Registered Public Accounting Firm

23.3*	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (contained in Exhibit 5.1 hereto)

24.1*	Power of Attorney (contained on signature page hereto)

*	Filed herewith.

Item 9.	Undertakings.

A.	The undersigned Registrant hereby undertakes that:

(1)	It will file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

Provided, however, that paragraphs (A)(1)(i) and (A)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)

For the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	It will remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B.

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions referenced in Item 6 of this Registration Statement, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Cardiff, California, on the 2nd day of April, 2021.

VIRACTA THERAPEUTICS, INC.

By:	/s/ Ivor Royston, M.D.
Ivor Royston, M.D.
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Ivor Royston, M.D. and Dan Chevallard, and each of them, as such individual’s true and lawful attorney in fact and agent with full power of substitution, for such individual in any and all capacities, to sign any and all amendments to this Registration Statement on Form S-8 (including post-effective amendments), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney in fact, proxy and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney in fact, proxy and agent, or the individual’s substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement on Form S-8 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Ivor Royston, M.D. Ivor Royston, M.D.	President, Chief Executive Officer and Director	April 2, 2021

/s/ Dan Chevallard Dan Chevallard	Chief Operating Officer and Chief Financial Officer	April 2, 2021

/s/ Roger J. Pomerantz, M.D. Roger J. Pomerantz, M.D.	Chair of the Board	April 2, 2021

/s/ Thomas E. Darcy Thomas E. Darcy	Director	April 2, 2021

/s/ Michael Huang, M.S., M.B.A. Michael Huang, M.S., M.B.A.	Director	April 2, 2021

/s/ Sam Murphy, Ph.D. Sam Murphy, Ph.D.	Director	April 2, 2021

/s/ Nicole Onetto, M.D. Nicole Onetto, M.D.	Director	April 2, 2021

/s/ Barry Simon, M.D. Barry Simon, M.D.	Director	April 2, 2021

/s/ Gur Roshwalb, M.D. Gur Roshwalb, M.D.	Director	April 2, 2021

/s/ Stephen Rubino, Ph.D., MBA Stephen Rubino, Ph.D., MBA	Director	April 2, 2021